Exhibit 10.1

AMENDMENT NO. 3 TO EQUITY DISTRIBUTION AGREEMENT

This AMENDMENT NO. 3 TO EQUITY DISTRIBUTION AGREEMENT (this “Amendment”) is entered into as of May 28, 2024, by and between XTI Aerospace, Inc. (formerly known as Inpixon), a Nevada corporation (the “Company”), and Maxim Group LLC (the “Agent”). All capitalized terms used herein shall have the meanings set forth in the Equity Distribution Agreement (as defined below), unless otherwise indicated.

RECITALS

WHEREAS, the Company and the Agent are parties to that certain Equity Distribution Agreement, dated July 22, 2022 (as amended on June 13, 2023 and December 29, 2023, the “Equity Distribution Agreement”); and

WHEREAS, the parties hereto desire to amend the Equity Distribution Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1. Amendment to Preamble of the Equity Distribution Agreement. The first sentence of the Preamble of the Equity Distribution Agreement is hereby amended and restated in its entirety as follows:

“XTI Aerospace, Inc., a Nevada corporation (the “Company”), proposes to continue to issue and sell through Maxim Group LLC (the “Agent”), as exclusive sales agent, shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Shares”) having an aggregate offering price of up to $32,735,036 on terms set forth herein.”

2. Amendment to Section 1(a)(ix) of the Equity Distribution Agreement. Section 1(a)(ix) of the Equity Distribution Agreement is hereby amended and restated in its entirety as follows:

“Subsequent to the respective dates as of which information is presented in the Registration Statement and the Prospectus, and except as disclosed in the Registration Statement and the Prospectus: (i) the Company (including its Subsidiaries) has not declared, paid or made any dividends or other distributions of any kind on or in respect of its capital stock, and (ii) there has been no material adverse change or, to the Company’s knowledge, any development which could reasonably be expected to result in a material adverse change, whether or not arising from transactions in the ordinary course of business, in or affecting: (A) the business, condition (financial or otherwise), results of operations, stockholders’ equity, properties or prospects of the Company and its Subsidiaries taken as a whole; (B) the long-term debt or capital stock of the Company and its Subsidiaries taken as a whole; or (C) the Offering or consummation of any of the other transactions contemplated by this Agreement, the Registration Statement and the Prospectus (a “Material Adverse Effect”). Since the date of the latest balance sheet included in the Registration Statement and the Prospectus, the Company (including its Subsidiaries) has not incurred or undertaken any liabilities or obligations, whether direct or indirect, liquidated or contingent, matured or unmatured, or entered into any transactions, including any acquisition or disposition of any business or asset, which are material to the Company and its Subsidiaries taken as a whole, except (I) for liabilities, obligations and transactions which are disclosed in the Registration Statement and the Prospectus and (II) as would not be reasonably expected (individually or in the aggregate) to result in a Material Adverse Effect.”

3. Amendment to Section 1(a)(xvi) of the Equity Distribution Agreement. Section 1(a)(xvi) of the Equity Distribution Agreement is hereby amended by adding “, except as disclosed in the Registration Statement and the Prospectus,” before “the Company has taken no action”.

4. Amendment to Section 1(a)(xxiii) of the Equity Distribution Agreement. The last sentence of Section 1(a)(xxiii) of the Equity Distribution Agreement is hereby amended by adding “, and not including sales and issuances of securities by XTI Aircraft Company, a Delaware corporation (“Legacy XTI”), prior to the date of the closing of the business combination between Legacy XTI and the Company” at the end thereof.

5. Amendment to Section 1(a)(xxxi) of the Equity Distribution Agreement. Clause (ii)(z) in the last sentence of Section 1(a)(xxxi) of the Equity Distribution Agreement is hereby amended by adding “except agreements and instruments relating to sold or discontinued operations” after “none of such agreements or instruments has been assigned by the Company (including any Subsidiaries)”.

6. New Section 1(a)(xlix) of the Equity Distribution Agreement. Section 1(a) of the Equity Distribution Agreement is hereby amended by adding the following new clause (xlix) at the end thereof:

“(xlix) (i) The Company and the Subsidiaries are, and at all times during the last three (3) years were, in compliance with all applicable state, federal and foreign data privacy and security laws and regulations, including, without limitation, the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679) (collectively, “Privacy Laws”); (ii) the Company and the Subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling and analysis of Personal Data (as defined below) (the “Policies”); (iii) the Company provides accurate notice of its applicable Policies to its customers, employees, third party vendors and representatives as required by the Privacy Laws; and (iv) applicable Policies provide accurate and sufficient notice of the Company’s then-current privacy practices relating to its subject matter, and do not contain any material omissions of the Company’s then-current privacy practices, as required by Privacy Laws; except, in the case of subsections (i), (ii), (iii) and (iv) above, as would not, individually or in the aggregate, have a Material Adverse Effect. “Personal Data” means (i) a natural person’s name, street address, telephone number, email address, photograph, social security number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by GDPR; and (iv) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any identifiable data related to an identified person’s health or sexual orientation. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) none of such disclosures made or contained in any of the Policies have been inaccurate, misleading, or deceptive in violation of any Privacy Laws and (ii) the execution, delivery and performance of the Transaction Documents will not result in a breach of any Privacy Laws or Policies. Neither the Company nor the Subsidiaries (i) to the knowledge of the Company, has received written notice of any actual or potential liability of the Company or the Subsidiaries under, or actual or potential violation by the Company or the Subsidiaries of, any of the Privacy Laws; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any regulatory request or demand pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement by or with any court or arbitrator or governmental or regulatory authority that imposed any obligation or liability under any Privacy Law.”

7. Amendment to Section 2(a) of the Equity Distribution Agreement. Section 2(a) of the Equity Distribution Agreement is hereby amended by replacing the reference to $27,435,036 with a reference to $32,735,036 and adding the following at the end thereof:

““Business Day”, as used herein, shall mean any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.”

8. Amendment to Section 3(q)(1) of the Equity Distribution Agreement. Section 3(q)(1) of the Equity Distribution Agreement is hereby amended by (i) deleting clause (C) thereof, (ii) deleting the reference to “, and the Agent shall cause” and (iii) amending and restating clause (B) thereof in its entirety as follows:

“(B) Scott Pomeroy, Chief Executive Officer of the Company, to furnish to the Agent a signed certificate (addressed to the Agent) with respect to certain intellectual property matters, in form and substance reasonably acceptable to Agent’s counsel”.

9. Amendment to Section 3(q)(2) of the Equity Distribution Agreement. Section 3(q)(2) of the Equity Distribution Agreement is hereby amended by (i) deleting clause (Z) thereof, (ii) deleting the reference to “, and the Agent shall cause”, (iii) amending and restating clause (Y) thereof as follows:”(Y) Scott Pomeroy, Chief Executive Officer of the Company, to furnish to the Agent a signed certificate (addressed to the Agent) with respect to certain intellectual matters, in form and substance reasonably acceptable to Agent’s counsel” and (iv) amending and restating the last sentence thereof as follows:

“Notwithstanding the foregoing, if the Company subsequently decides to sell Shares following a Bringdown Date when the Company relied on such waiver and did not provide Agent with opinions and letters under this Section 3(q)(2), then before the Company delivers the Transaction Notice or Agent sells any Shares, the Company shall cause Mitchell Silberberg & Knupp LLP to furnish to the Agent a written opinion and negative assurance letter, in form and substance reasonably acceptable to Agent’s counsel, and Scott Pomeroy, Chief Executive Officer of the Company, to furnish to the Agent with respect to certain intellectual matters, in form and substance reasonably acceptable to Agent’s counsel, dated the date of the Transaction Notice.”

10. Amendment to Section 3(z) of the Equity Distribution Agreement. Section 3(z) of the Equity Distribution Agreement is hereby amended and restated in its entirety as follows:

“On the date hereof and each Bringdown Date (solely to the extent that there are any updates to the prior certificate), the Company shall furnish to the Agent a certificate from the Company’s corporate secretary, dated as of a date within ten (10) days after the applicable Bringdown Date and addressed to Agent, certifying: (i) that each of the articles of incorporation and bylaws, each then as in effect, are true and complete, has not been modified and is in full force and effect; (ii) that the resolutions of the Board relating to the Offering are in full force and effect and have not been modified; (iii) the good standing of the Company and any operating Subsidiary with a jurisdiction of organization in the United States; and (iv) as to the incumbency of the officers of the Company. The documents referred to in such certificate shall be attached to such certificate.”

11. Amendment to Section 9 of the Equity Distribution Agreement. The first sentence of Section 9 of the Equity Distribution Agreement is hereby amended and restated in its entirety as follows:

“Notices. Except as otherwise provided herein, all communications under this Agreement shall be in writing and, if to the Agent, shall be mailed, delivered or telecopied to Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, (fax: (212) 895-3783), Attention: James Siegel ([***]) and Ritesh Veera ([***]), with a required copy (which shall not constitute notice) to Ellenoff Grossman & Schole LLP, counsel for the Agent, at 1345 Avenue of the Americas, New York, New York 10105 Attention: Matthew Bernstein, Esq. ([***]). Notices to the Company shall be given to it at 8123 InterPort Blvd., Suite C, Englewood, Colorado 80112, Attention: Brooke Turk ([***]), with required copies (which shall not constitute notice) to Mitchell Silberberg& Knupp LLP, 437 Madison Ave., 25th Floor, New York, NY 10022 Attention: Blake Baron ([***]).”

12. Amendment to Schedule B. The Equity Distribution Agreement is hereby amended by replacing Schedule B (Individuals Permitted to Authorize Sales of Shares) thereto with a new Schedule B in the form of Schedule B attached hereto.

13. Amendment to Schedule D. The Equity Distribution Agreement is hereby amended by replacing Schedule D (Individuals to Which Notice Can Be Given) thereto with a new Schedule D in the form of Schedule D attached hereto.

14. Each reference to “Inpixon” in the Equity Distribution Agreement (including all schedules and exhibits attached thereto) is hereby replaced with a reference to “XTI Aerospace, Inc.”.

15. Each reference to “business day” or “business days” in the Equity Distribution Agreement is hereby replaced with a reference to “Business Day” or “Business Days”, as applicable.

16. No Other Amendments. Unless expressly amended by this Amendment, the terms and provisions of the Equity Distribution Agreement shall remain in full force and effect.

17. Conflicting Terms. Wherever the terms and conditions of this Amendment and the terms and conditions of the Equity Distribution Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Equity Distribution Agreement.

18. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

19. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to principals of conflict of laws.

20. Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

XTI AEROSPACE, Inc.

By:	/s/ Scott Pomeroy
Name:	Scott Pomeroy
Title:	Chief Executive Officer

MAXIM GROUP LLC

By:	/s/ Larry Glassberg
Name:	Larry Glassberg
Title:	Co-Head of Investment Banking

[Signature Page to Amendment No. 3 to the Equity Distribution Agreement]

Schedule B

Individuals Permitted to Authorize Sales of Shares

Scott Pomeroy, CEO

Brooke Turk, CFO

Schedule D

Individuals to Which Notice Can Be Given